Exhibit 99.1

First Litchfield Financial Corporation Announces Third Quarter Earnings

Litchfield,   Connecticut,   November  7,  2003...First   Litchfield   Financial
Corporation

(NASD:  FLFL) (the "Company") the holding company for The First National Bank of

Litchfield  (the "Bank")  reported  earnings for the third quarter of 2003.  Net income for the  quarter  totaled  $769,000  or $.42 and $.43  diluted  and basic earnings per share, respectively. Earnings increased 14% from third quarter 2002 earnings of  $673,000,  or $.37 and $.38  diluted and basic  earnings per share,

respectively.  Earnings for the nine months ended  September 30, 2003  increased

29%  compared  with the first nine months of 2002.  Year to date  earnings as of

September  30,  2003  totaled  $2,079,000  or $1.14 and $1.16  diluted and basic earnings  per share,  respectively,  as compared to earnings  for the first nine months of 2002  which  totaled  $1,606,000  or $.89 and $.92  diluted  and basic earnings per share, respectively. The increased profitability resulted primarily from increased net interest  income.  Also  contributing to the increased income was  additional  non-interest  income  from  fees,  service  charges  and  trust services.


Year to date net interest income as of September 30, 2003,  totaled  $8,005,000,

up 13% or $952,000,  from 2002. The increase in net interest  income is due both to the  improvement in the net interest margin and the growth in average earning assets.  Lower funding costs for deposits and borrowed  money as a result of the continued low interest rate  environment  has resulted in the improvement in the net interest margin.  Increased  interest  earning assets,  which were funded by core deposit growth and borrowed money,  also contributed to the increase in net interest  income.  Total  deposits at September 30, 2003 were $302  million,  an increase of 12% from  September 30, 2002  deposits of $269 million.  The deposit growth resulted from both the opening of the Bank's new Torrington Branch during the first quarter of 2003, as well as consumer  preference for deposit liquidity due to the low  interest  rate  environment  and  their  desire  for  safety  of principal.

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Year to date  noninterest  income  totaled  $1,965,000 as of September 30, 2003.

This  increase  of 9% from the same period in 2002 is a result of  increases  in trust  fees,  service  charges  and  gains on the  sales  of  available-for-sale securities.  Trust fees are up by $98,000 due primarily to  additional  accounts under management.  Fees from banking service charges were up $50,000, reflecting competitive  changes  in  deposit  fee  schedules.  During  the second and third quarters of 2003 certain fast-paying  mortgage-backed securities included in the

Bank's  investment  portfolio  were sold and  reinvested in order to sustain the yield on the  portfolio.  These  transactions  resulted in gains on the sales of available-for-sale securities totaling $243,000, up $108,000 from gains recorded during the first nine months of 2002. Other noninterest income totaled $350,000,

decreasing  $84,000 from the first nine months of 2002. This decrease was due to

2002 income of $103,000 resulting from the sale of stock received as a result of the demutualization of Anthem Inc., the Bank's group insurance provider.


Finally,  nine month  non-interest  expenses as of September 30, 2003  increased

6.5% or $425,000  from the same  period in 2002.  The  increase  in  noninterest expense, both in the year-to-date and quarterly comparisons, is primarily due to costs related to the March 2003 opening of the Bank's new branch in  Torrington,

Connecticut.  Noninterest expense for first nine months of 2002 included certain nonrecurring  personnel  expenses  associated  with the retirement of the former president.




The First National Bank of Litchfield is a community bank operating full service banking  offices in Goshen,  Litchfield,  Marble Dale,  Roxbury,  Washington and

Torrington.  It has served the  communities of  Northwestern  Connecticut  since

1814. The new full service branch in downtown  Torrington opened in March, 2003.

During the second  quarter of 2003,  the Company  raised $6.8  million in Tier 1 capital  from  its  participation  in  a  pooled  offering  of  trust  preferred securities.  Proceeds  from  the  issuance  will be used for  general  corporate purposes and will provide the bank holding  company with  additional  capital to support its strategic plans and initiatives.



Contact Person: Carroll A. Pereira, CFO

     (860) 567-2674

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